SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. ____)

Filed by the Registrant [  ]
Filed by a Party other than the Registrant [X]

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[  ]           Preliminary Proxy Statement
[  ]           Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[  ]           Definitive Proxy Statement
[X]           Definitive Additional Materials
[  ]           Soliciting Material under Rule 14a-12

HF FINANCIAL CORP.
(Name of Registrant as Specified in its Charter)

PL Capital, LLC
Goodbody/PL Capital, LLC
Financial Edge Fund, L.P.
Financial Edge-Strategic Fund, L.P.
PL Capital/Focused Fund, L.P.
Goodbody/PL Capital, L.P.
PL Capital Advisors, LLC
Richard J. Lashley
Beth R. Lashley
Dr. Robin Lashley
John W. Palmer
                                            PL Capital Defined Benefit Pension Plan
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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[  ]           Fee paid previously with preliminary materials.

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4825

Filed by PL Capital Group

A copy of a press release issued by the PL Capital Group is attached as part of this filing of definitive additional solicitation materials under Rule 14a-6 of the Securities Exchange Act of 1934, as amended.

PRESS RELEASE

INDEPENDENT PROXY ADVISORY FIRM ISS SUPPORTS
PL CAPITAL’S NOMINEE FOR THE BOARD OF HF FINANCIAL CORP.

December 5, 2011  Naperville, IL PR Newswire/ -- The PL Capital Group is pleased to announce that Institutional Shareholder Services (ISS), one of the nation’s leading independent proxy advisory firms, has recommended that shareholders of HF Financial Corp. (Nasdaq: HFFC) vote to elect PL Capital Group’s nominee, John Palmer, to the board of HF Financial.  Last week, PL Capital’s nominee also received the recommendation of Glass, Lewis & Co. (Glass Lewis), another leading independent proxy advisory firm.

In its recently issued report ISS noted, “The dissidents [PL Capital] have demonstrated that the bank has materially underperformed relative to peers, and that greater board oversight – particularly oversight of the financial implications for shareholders of major capital decisions – may be warranted.  Most notably among these was the decision to pursue a highly dilutive capital raise in 2009 that appears to have been ill timed, unnecessary, and significantly destructive to shareholder value.  Given this particular case for change, dissident nominee Palmer’s significant banking, financial, and strategic experience seem especially significant.”

The ISS report also took issue with one of HF Financial’s arguments against electing Mr. Palmer:  “The company has asserted that the real motive behind the proxy contest is to force a sale of the company.  This is a strange argument to make to the shareholders who actually own the company, and who would presumably evaluate for themselves the wisdom of any proposed transaction before actually casting their votes to approve it.”

PL Capital principal Richard Lashley noted, “We are extremely pleased to have John Palmer get a strong recommendation from ISS.  John has now received the endorsement of both ISS and Glass Lewis, the two leading independent proxy advisory firms, and their analysis supports the view that John’s experience and expertise would benefit the board and all of the company’s shareholders.”

Mr. Palmer added, “I look forward to getting elected to the board so I can work with the board and management of HF Financial to improve the company’s financial performance and corporate governance.  I will also encourage the board and management to evaluate all strategic alternatives available to the company, for the benefit of all shareholders.”

The PL Capital Group is one of HF Financial’s largest outside shareholders, owning 8.2% of the common stock.

The annual meeting of HF Financial is currently scheduled for 2:00 pm Central Standard Time on December 13, 2011 at the Best Western Ramkota Inn, 3200 West Maple Street, Sioux Falls, South Dakota.

Shareholders that need assistance in voting their shares or have any questions are invited to call D.F. King & Co., Inc. at (800) 859-8509, visit our website at www.dfking.com/hffc, or to contact the principals of PL Capital.

Contacts:	Richard Lashley	John Palmer
	PL Capital, LLC	PL Capital, LLC
	(973) 360-1666	(630) 848-1340
	RLashley@PLCapitalLLC.com	JPalmer@PLCapitalLLC.com

Important Information

PL Capital, LLC and its affiliates have nominated John W. Palmer as a nominee to the board of directors of HF Financial Corp. (the “Company”) and are soliciting votes for the election of Mr. Palmer as a member of the board (the “PL Capital Nominee”).  The PL Capital Group (whose members are identified below) has sent a definitive proxy statement, WHITE proxy card and related proxy materials to shareholders of the Company seeking their support of the PL Capital Nominee at the Company’s 2011 Annual Meeting of Shareholders.  Shareholders are urged to read the definitive proxy statement and WHITE proxy card because they contain important information about the PL Capital Group, the PL Capital Nominee, the Company and related matters.  Shareholders may obtain a free copy of the definitive proxy statement and WHITE proxy card and other documents filed by the PL Capital Group with the Securities and Exchange Commission (“SEC”) at the SEC’s web site at www.sec.gov.  The definitive proxy statement and other related SEC documents filed by the PL Capital Group with the SEC may also be obtained free of charge from the PL Capital Group.

Participants in Solicitation

The PL Capital Group consists of the following persons who are participants in the solicitation from the Company’s shareholders of proxies in favor of the PL Capital Nominee: PL Capital, LLC; Goodbody/PL Capital, LLC; Financial Edge Fund, L.P.; Financial Edge-Strategic Fund, L.P.; PL Capital/Focused Fund, L.P.; Goodbody/PL Capital, L.P.; PL Capital Advisors, LLC; Richard J. Lashley; Beth R. Lashley; Dr. Robin Lashley; John W. Palmer; and the PL Capital Defined Benefit Pension Plan.  Such participants may have interests in the solicitation, including as a result of holding shares of the Company’s common stock.  Shareholders may obtain current information regarding the participants and their interests in the definitive proxy statement that was filed by PL Capital Group with the SEC in connection with the Company’s 2011 Annual Meeting of Shareholders.